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                                                                     EXHIBIT 3.2

                                VOTING AGREEMENT

          THIS VOTING AGREEMENT, dated as of the 21 of July, 2000, by and between DARIEN DASH ("Dash") and Thomas D. O'Rourke ("Investor").

                              W I T N E S S E T H:

          WHEREAS, Dash is the Chief Executive Officer of DME Interactive Holdings, Inc. ("DME"), and

          WHEREAS, DME, contemporaneously with the execution hereof, is granting to Investor newly issued shares of DME pursuant to the terms and conditions of a certain Security Exchange Agreement, dated as of the date hereof, between DME and Investor;

          WHEREAS, Dash and Investor desire to enter into this Voting Agreement in order to provide for the voting of the Investor's shares referenced in the Stock Grant Agreement, dated as of the date hereof, between DME and Investor.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. VOTING AGREEMENT STOCK. This Agreement shall be applicable to all of the newly issued shares referenced above (the "Voting Agreement Stock").

          2. DASH'S VOTING RIGHT. Investor hereby grants to Dash, and
Dash shall have, until such right expires as provided herein, the sole and exclusive right to vote all of the Voting Agreement Stock in whatever manner he may deem appropriate in his absolute discretion, without consultation with or accounting to Investor, except with respect to any transaction involving DME and any person or entity that controls, is controlled by, or is under common control with Dash or any of his affiliates, provided that Dash notifies Investor prior to any applicable vote of (1) the issue upon which the vote is to be cast and
(2) the vote Dash intends to cast (the notice as it pertains to the intended vote is not binding). Investor hereby agrees to take such steps as may be necessary or appropriate, or as may be reasonably requested by Dash, from time to time during the term hereof, to effectuate and facilitate the foregoing voting rights of Dash with respect to the Voting Agreement Stock. Investor hereby agrees to refrain from exercising any voting rights (including, without limitation, any rights to execute a shareholder consent or similar action) with respect to the Voting Agreement Stock, except as may be expressly authorized by Dash, or as otherwise provided herein.

          3. TERMINATION. This Voting Agreement and the rights of Dash under
Section 1 hereof shall expire upon the earlier of the following: (1) the registration of the Voting Agreement Stock; (2) Dash's departure, for any reason, as an executive or member of the board of directors of DME; (3) the decrease in Dash's aggregate voting rights to equal or be less than five percent (5%) of all outstanding DME common stock.

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          4. GENERAL.

            4.1 LEGEND. Investor shall cooperate with Dash to cause an appropriate legend referring to this Voting Agreement to be placed on the certificates representing the Voting Agreement Stock, in addition to any other required legends.

            4.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            4.3 NOTICES. All notices hereunder shall be validly given and furnished if in writing and delivered personally or by United States mail or recognized air courier, addressed as follows:

            If to Dash:

                     Darien Dash
                     DME Interactive Holdings, Inc.
                     519 Palisade Avenue
                     Englewood Cliffs, NJ 07632

            If to Investor, to the address below set forth.

            4.4 ENTIRE AGREEMENT. The parties hereto acknowledge that this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them as to such subject matter; and there are no restrictions, agreements or arrangements, whether oral or written, between the parties relating to the subject matter hereof which are not fully expressed or referred to herein.

            4.5 AMENDMENTS. This Agreement may not be amended nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party or parties against whom enforcement of such amendment, waiver, change, modification, consent or discharge is sought.


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            4.6 ASSIGNMENT. This Agreement shall not be assignable by either party hereto without the express prior written consent of the other party hereto.

            IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.


Thomas J. O'Rourke                                            Darien Dash


/s/THOMAS O'ROURKE                                            /s/DARIEN DASH
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Address: Thomas J. O'Rourke

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